EXHIBIT 99.1

THORATEC REPORTS RECORD FOURTH QUARTER REVENUES

SALES OF VAD PRODUCTS GROW 21 PERCENT

     (PLEASANTON, CA), February 1, 2005—Thoratec Corporation (NASDAQ: THOR), a world leader in products to treat cardiovascular disease, today reported results for the fourth quarter and all of fiscal 2004.

     Product sales for the quarter ended January 1, 2005, were $48.3 million, a 14 percent increase over sales of $42.4 million in the same period a year ago.

     For all of fiscal 2004, Thoratec reported product sales of $172.3 million, an increase of 15 percent over sales of $149.9 million in fiscal 2003.

     Thoratec reported net income of $2.5 million, or $0.05 per share, in the fourth quarter of 2004 versus a loss of $5.5 million, or $0.10 per share, in the same period a year ago. The results for 2003 include approximately $11.3 million in write-offs related to product development activities and the settlement of patent-related litigation.

     Fourth quarter taxed cash earnings, a non-GAAP measure of our financial performance that excludes, as applicable, amortization of intangibles, in-process R&D, impairment of intangibles, litigation and restructuring and other costs, and takes into account the tax effect of these adjustments, were $6.0 million, or $0.12 per share, versus taxed cash earnings of $3.3 million, or $0.06 per share, in the same period a year ago. A reconciliation of this non-GAAP measure to our GAAP results is provided in the attached condensed consolidated financial statements.

     The company’s effective tax rates on a GAAP basis were 18 percent and 39 percent for the fourth quarters of fiscal 2004 and 2003, respectively. The effective tax rates on taxed cash earnings for the same periods were five percent and 39 percent, respectively.

     The company reported net income of $3.6 million, or $0.07 per share, in fiscal 2004, versus a loss of $2.2 million, or $0.04 per share, in fiscal 2003. Taxed cash earnings for 2004 were $13.0 million, or $0.25 per share, compared with taxed cash earnings of $12.3 million, or $0.22 per share, in 2003. The effective tax rates for both GAAP and taxed cash earnings were 24 percent and 39 percent in fiscal 2004 and fiscal 2003, respectively.

     “We experienced very solid growth in our cardiovascular division, where VAD (ventricular assist device) product revenues increased 21 percent over the fourth quarter a year ago, and 34 percent over the prior quarter. This increased activity reflected heightened sales of our VADs for both Destination Therapy and bridge-to-transplantation, including the U.S. launch of the Thoratec® Implantable VAD (IVAD),” said D. Keith Grossman, president and chief executive officer.

     “Revenues at the International Technidyne Corporation (ITC) division grew by six percent over the prior year. Sales of HEMOCHRON® devices were impacted in part by a high level of sales in the fourth quarter of 2003 for pharmaceutical trials, an area in which activity was significantly lower this quarter,” said Larry Cohen, president of Thoratec’s ITC division. “At the same time, revenues from our emerging alternate site and IRMA TRUpoint® product lines both increased more than 20 percent quarter over quarter,” he continued.

     The company reported that it was notified of at least 55 HeartMate® XVE implants for Destination Therapy during the quarter, bringing to approximately 171 the total number of Destination Therapy procedures performed during 2004. This compares with approximately 42 Destination Therapy procedures performed in 2003. At the end of 2004, 54 centers had performed at least one Destination Therapy procedure. This compares with 42 centers at the end of the third quarter of 2004. The company’s HeartMate LVAS (Left Ventricular Assist System) is the first and, to date, only FDA-approved device for Destination Therapy.

     “While this market continues to ramp, we believe the increased activity reflects a number of factors, including the higher reimbursement levels that took effect on October 1, 2004, the improving patient outcomes and survival rates and more referral activity from cardiologists,” said Jeffrey Nelson, president of the company’s cardiovascular division. “We were also pleased by the initial market response to the IVAD. We believe that because it is implantable and can be used with smaller patients, it will become the product of choice for a segment of bridge-to-transplantation patients,” he continued.

     With respect to its Investigational Device Exemption (IDE) supplement to begin a pivotal Phase II trial for its HeartMate II, the company said it is continuing its discussions with the FDA regarding certain elements of the study design. Based on the nature of those items still under discussion the company continues to have a high degree of confidence in a pivotal trial approval, which the company hopes will occur sometime in the next 15-45 days.

     The device represents next generation technology that is designed to provide long-term cardiac support. Thoratec completed a very successful Phase I trial for the device in August 2004 that involved 25 patients and approximately eight years of cumulative patient support with no serious device-related adverse events or mechanical failures. The initial patient in the trial has now been supported by the device for approximately 15 months. Worldwide, the HeartMate II has now been implanted in 40 patients.

     The company also said that it had continued its stock buy-back program during the quarter, investing approximately $12.7 million to repurchase approximately 1.4 million shares under a $25 million share repurchase program authorized by its board of directors in July 2004. In all of 2004, the company invested $102.7 million to repurchase approximately 8.3 million shares. Through January 31, 2005, the company has invested an additional $2.2 million to buy back approximately 200,000 shares.

     The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. For a more detailed discussion of forward-looking statements, please see additional information below.

     In January 2005, the company provided guidance for fiscal 2005, indicating that it was expecting overall revenue growth of approximately 10 percent in 2005 versus 2004. Taxed cash earnings are expected to increase 35-40 percent over those in 2004. Net income on a GAAP basis is expected to be approximately $0.15-$0.16 per share. The company reminded, however, that net income could be impacted by further litigation related expenses that are not easily predicted at this point in time.

MANAGEMENT’S REASONS FOR PRESENTING

NON-GAAP FINANCIAL MEASURES

     Thoratec management evaluates and makes operating decisions using various measures. These measures are generally based on the revenue generated by its products and certain costs of producing that revenue, such as cost of product sales, research and development and selling, general and administrative expenses. One such measure is taxed cash earnings, which is a non-GAAP financial measure under Section 101 of Regulation G under the Securities Exchange Act of 1934, as amended. Taxed cash earnings consist of GAAP income (loss) before taxes excluding, as applicable, litigation, restructuring, impairment of intangibles, in-process R&D, and amortization of intangibles, adjusted by the amount of additional taxes payable or tax benefit that the company would accrue if it used non-GAAP results instead of GAAP results to calculate the company’s tax liability.

     Management believes that it is useful in measuring Thoratec’s operations to exclude, as applicable, litigation, restructuring, impairment of intangibles, in-process R&D, and amortization of intangibles because these costs are either essentially fixed and cannot be influenced by management in the short or medium term or represent significant non-recurring or infrequent costs not related to current operations.

     Management believes that taxed cash earnings provide useful supplemental information to management and investors regarding the performance of the company’s business operations and facilitate comparisons to our historical operating results. Management also uses this information internally for forecasting and budgeting. However, non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP, and investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained in within the attached condensed consolidated financial statements.

CONFERENCE CALL/WEBCAST INFORMATION

     Thoratec will hold a conference call to discuss its financial results and operating activities for all interested parties at 1:30 p.m. Pacific time (4:30 p.m. Eastern time) today, hosted by Mr. Grossman.

     The teleconference can be accessed by calling (719) 457-2622. Please dial in ten to 15 minutes prior to the beginning of the call. The webcast will be available via the Internet at http://www.thoratec.com. A replay of the conference call will be available through February 8 via http://www.thoratec.com or by telephone at (719) 457-0820, passcode 2612642.

     Thoratec Corporation is a world leader in products to treat cardiovascular disease with its Thoratec VAD and HeartMate LVAS with more than 9,000 devices implanted in patients suffering from heart failure. Thoratec’s product line also includes the Vectra® vascular access graft (VAG) for patients undergoing hemodialysis. Additionally, its International Technidyne Corporation (ITC) division supplies blood testing and skin incision products. Thoratec is headquartered in Pleasanton, California. For more information, visit the company’s web sites at http://www.thoratec.com or http://www.itcmed.com.

     Many of the preceding paragraphs, particularly but not exclusively those addressing guidance for future performance or timelines and milestones for clinical trials contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the words “expects,” “projects,” “hopes,” “believes,” and other similar words. Actual results could differ materially from these forward-looking statements based on a variety of factors, many of which are beyond Thoratec’s control. Therefore, readers are cautioned not to put undue reliance on these statements. Investors are cautioned that all such statements involve risks and uncertainties, including risks related to the development of new markets including Destination Therapy, the growth of existing markets for our products, customer and physician acceptance of Thoratec products, changes in the mix of Thoratec product sales, and the related gross margin for such product sales, the results of clinical trials including the HeartMate II, the ability to improve financial performance, regulatory approval processes, the effect of healthcare reimbursement and coverage policies, the effects of seasonality in Thoratec product sales, the effects of price competition from any Thoratec competitors and the effects of any merger and acquisition related activities. These factors, and others, are discussed more fully under the heading, “Risk Factors,” in Thoratec’s 10-K for the fiscal year ended January 3, 2004, and “Factors That May Affect Future Results,” in the 10-Q for the fiscal quarter ended October 2, 2004, and other filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. These forward-looking statements speak only as of the date hereof. Thoratec undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

Investor Contact Information:	Media ContactInformation:
Keith Grossman	Nanette Pietroforte/Jennifer Chan
President, Chief Executive Officer	FischerHealth, Inc.
Thoratec Corporation	(310) 577-7870, ext. 161/164
(925) 847-8600	npietroforte@fischerhealth.com
Or	jchan@fischerhealth.com
Neal Rosen
Kalt Rosen & Company
(415) 397-2686

THORATEC CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	December	December
	2004	2003
ASSETS
Cash, cash equivalents and available-for-sale investments	$145,859	$103,199
Restricted investments	8,207	—
Receivables, net	33,051	27,969
Inventories	39,141	36,417
Property, plant and equipment, net	27,584	28,492
Goodwill and purchased intangible assets	247,238	260,930
Other assets	23,335	19,124

TOTAL ASSETS	$524,415	$476,131

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	$25,506	$22,772
Subordinated convertible notes	143,750	—
Long-term deferred tax liability and other	63,051	67,123

TOTAL LIABILITIES	232,307	89,895
Shareholders’ Equity	292,108	386,236

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$524,415	$476,131

THORATEC CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Fiscal Quarter Ended		Fiscal Year Ended
	December	December	December	December
	2004	2003	2004	2003
Product sales	$48,286	$42,447	$172,341	$149,916
Cost of product sales	20,439	17,369	72,119	61,168

Gross profit	27,847	25,078	100,222	88,748

Operating expenses:
Selling, general and administrative	14,180	12,646	54,134	44,437
Research and development	6,968	7,412	28,657	26,052
Amortization of purchased intangible assets	2,931	3,045	11,724	12,333
In-process research and development	—	220	—	220
Impairment of intangible asset	—	8,987	—	8,987
Litigation, restructuring and other costs	290	2,256	733	2,132

Total operating expenses	24,369	34,566	95,248	94,161

Income (loss) from operations	3,478	(9,488)	4,974	(5,413)
Interest and other income and expense — net	(484)	458	(284)	1,837

Income (loss) before income tax expense (benefit)	2,994	(9,030)	4,690	(3,576)
Income tax expense (benefit)	532	(3,521)	1,126	(1,394)

Net income (loss)	$2,462	$(5,509)	$3,564	$(2,182)

Net income (loss) per share, basic and diluted	$0.05	$(0.10)	$0.07	$(0.04)

Shares used to compute net income per share:
Basic	48,849	56,129	52,187	55,583
Diluted	49,308	56,129	53,160	55,583

Reconciliation of Cash Earnings and Taxed Cash Earnings to GAAP Income (Loss) Before Income Tax Expense (Benefit)

     This press release discloses “taxed cash earnings” which is not a financial measure prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”). Management believes that taxed cash earnings can be a useful measure for investors to evaluate our financial performance by providing the results of our company’s primary business operations, excluding, as applicable, the effects of charges associated with litigation, restructuring, impairment of intangibles, in process R&D and amortization of intangibles. However, this meaure should be considered in addition to, and not as a substitute, or a superior measure to, income (loss) before income tax expense (benefit) or other measures of financial performance prepared in accordance with GAAP. Taxed cash earnings reconciles to GAAP income (loss) before income tax expense (benefit), as follows:

	Three Months Ended		Fiscal Year Ended
	December	December	December	December
	2004	2003	2004	2003
Income (loss) before income tax expense (benefit) as reported under GAAP	$2,994	$(9,030)	$4,690	$(3,576)
Adjustments to reconcile GAAP income (loss) before income tax expense (benefit) with taxed cash earnings:
Amortization of purchased intangible assets	2,931	3,045	11,724	12,333
In-process research and development	—	220	—	220
Impairment of intangible asset	—	8,987	—	8,987
Litigation, restructuring and other costs	290	2,256	733	2,132

Cash earnings before taxes	6,215	5,478	17,147	20,096
Income tax	290	2,136	4,116	7,837

Taxed cash earnings	$5,925	$3,342	$13,030	$12,259

Taxed cash earnings per share, basic and diluted	$0.12	$0.06	$0.25	$0.22